Exhibit 99.1

For Immediate Release

HOSPIRA SUBMITS NEW BIOLOGICS LICENSE APPLICATION TO U.S. FDA FOR PROPOSED EPOETIN ALFA BIOSIMILAR

LAKE FOREST, Ill., Jan. 12, 2015 - Hospira, Inc. (NYSE: HSP), the world’s leading provider of injectable drugs and infusion technologies, and a global leader in biosimilars, today announced that it has submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for Retacrit™, a proposed biosimilar to Amgen’s EPOGEN® (epoetin alfa) and Janssen’s PROCRIT® (epoetin alfa).

The biosimilar application was submitted on Dec. 16, 2014, under the new 351(k) approval pathway created by the Biologics Price Competition and Innovation Act of 2009 (BPCIA).

“As one of the first companies to submit a biosimilar application in the United States, we are proud to be a leader who can help our country’s healthcare system decrease unsustainable costs by embracing a new frontier in medicine,” said Sumant Ramachandra, M.D., Ph.D., senior vice president, chief scientific officer, Hospira. “Hospira is proud to build upon our global experience of providing biosimilars to patients across the world.”

Biosimilars are biologic drugs that are highly similar to a reference biopharmaceutical product and demonstrate no clinically meaningful differences in terms of the safety, purity and potency of the product. Biosimilars offer high-quality, lower-cost alternatives to reference biologics.

About Hospira Biosimilars

Globally, Hospira has many years of experience in the field of biologics and has one of the largest biosimilar pipelines in the industry. Hospira is the only U.S.-based company with biosimilars in the European market, including Retacrit™ (epoetin zeta), which was launched in Europe in early 2008, and Nivestim™ (filgrastim), which entered the European market in 2010 and Australian market in 2011. In 2013, Hospira received European Medicines Agency (EMA) approval for Inflectra™ (infliximab), the first biosimilar monoclonal antibody approved in Europe.

For more information, please visit www.hospira.com/biologics.

About Hospira

Hospira, Inc. is the world’s leading provider of injectable drugs and infusion technologies, and a global leader in biosimilars. Through its broad, integrated portfolio, Hospira is uniquely positioned to Advance Wellness™ by improving patient and caregiver safety while reducing healthcare costs. The company is headquartered in Lake Forest, Ill. Learn more at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

This press release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Factors that may affect Hospira’s operations, and may cause actual results to be materially different from expectations also include the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s latest Annual Report on Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

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Media Julie Ferguson Hospira (224) 212-3040	Financial Community Karen King Hospira (224) 212-2711	Ruth Venning Hospira (224) 212-2711